Consent of Independent Auditors


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 12, 2003, except for Note H which is as of October 9, 2003, relating to the financial statements and financial highlights which appears in the July 31, 2003 Annual Report to Shareholders of AllianceBernstein Mid-Cap Growth Fund, Inc., formerly Alliance Mid-Cap Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Auditors" and "Financial Statements and Report of Independent Auditors" in such Registration Statement.





PricewaterhouseCoopers LLP
New York, New York
October 28, 2003